Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

1st Quarter Financial Highlights

•	Total revenues of $130.2 million for the first quarter 2014, an increase of 21.8%, compared to $106.9 million for the same period in 2013, excluding 2GIG Technologies, Inc. (“2GIG”) revenue of $17.5 million in the quarter last year

•	Net loss of $47.3 million for the quarter ended March 31, 2014, compared to a net loss of $30.9 million for the same quarter last year

•	Adjusted EBITDA[1] of $77.9 million, an increase of 19.1%, compared to $65.4 million, excluding $0.5 million attributed to 2GIG for the first quarter 2013

1st Quarter Portfolio Highlights

•	Total Recurring Monthly Revenue (“Total RMR”) at March 31, 2014 of $42.1 million, a 20.3% increase compared to Total RMR of $35.0 million at March 31, 2013

•	793,816 Total Subscribers at March 31, 2014 with 25,004 net new subscribers in the first quarter 2014, compared to 25,891 net new subscribers in the first quarter of 2013

•	Average Recurring Monthly Revenue (“RMR”) per subscriber of $53.05 in the first quarter of 2014, up from $51.35 for the same quarter last year

Provo, UT – May 6, 2014 – APX Group Holdings, Inc. (“APX Group” or the “Company”), one of the largest home automation services providers in North America, today reported financial results for the first quarter of 2014.

“Q1 2014 was a strong quarter from both a financial and operational performance. We’re confident that we’ve assembled a team which will drive value for customers and investors, alike”, said Todd Pedersen, CEO of APX Group. Mr. Pedersen continued, “Customers continue to choose Vivint for their security and home automation needs, further validating the confidence consumers place in our service and brand. Vivint continues to strengthen its position as an industry leader by developing innovative products and services such as our new SkyControl Panel and the new Vivint.Sky cloud operating system which were launched in Q1. We’re excited for the future and believe we are competitively positioned for 2014 and beyond.”

“We believe the Vivint platform, which is continually expanding to include new and improved offerings, was the catalyst which delivered another all-time high for average RMR per customer. To this point, we saw good growth this quarter in adoption of our broader home automation and security services such as energy management, lighting control, cameras and remote door locks,” said Mark Davies, CFO of APX Group.

[1]	See the “Statement Regarding Non-GAAP Financial Measures and Certain Definitions” section at the end of this Earnings release for the definition of Adjusted EBITDA and a reconciliation to net loss.

Mr. Davies added, “We have made good progress this quarter in our efforts to improve Vivint’s information technology and process infrastructure. In particular, we have implemented new CRM and billing systems, which will allow us to expand our service offerings and provide an enhanced customer experience.”

First Quarter 2014 Results

Vivint, Inc.

Key Metrics at March 31, 2014

Total Subscriber base greater than 793,000

$42.1 million in Total RMR

Average RMR per New Subscriber of $58.21

Subscriber Account Attrition Rate for the LTM of 13.6%

Revenue

The Company’s Vivint segment (“Vivint”) reported total revenues of $130.2 million for the three months ended March 31, 2014, an increase of 21.8%, as compared to $106.9 million for the three month period ended March 31, 2013. The year over year increase was primarily due to growth in monitoring revenue as the subscriber base increased to more than 793,000 along with higher average RMR per subscriber. The increase in average RMR was driven by an increase in the growth in the number of subscribers signing up for additional service offerings.

Costs and Expenses

Operating expenses for the three months ended March 31, 2014 were $41.3 million, an increase of 21.5%, as compared to $34.0 million. The principal drivers behind the increase for the three months ended March 31, 2014 were personnel cost within our monitoring, customer service and field service departments driven by the larger subscriber base, along with an increase in the cellular communication cost associated with the monitoring of our subscribers.

Selling expenses, net of capitalized subscriber acquisition costs, for Vivint were $25.6 million for the three months ended March 31, 2014, an increase of 24.3%, as compared to $20.6 million for the three months ended March 31, 2013. The increases were primarily attributable to the allocation of facility, administrative and information technology costs as well as personnel costs, all to support the expected increase in our subscriber contract organizations.

Vivint’s general and administrative (“G&A”) expenses were $25.1 million for the three months ended March 31, 2014, an increase of 68.5%, as compared to $14.9 million for the three months ended March 31, 2013. The increases were primarily driven by higher personnel cost to support the Company’s innovation and research and development initiatives along with approximately $1.6 million of net expense accrued for the remediation efforts of our Lindon facility damaged by fire in the quarter.

Adjusted EBITDA for Vivint was $77.9 million for the three months ended March 31, 2014, as compared to $65.4 million for the three months ended March 31, 2013.

Liquidity

As of March 31, 2014, our liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility totaled approximately $432 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.0x at March 31, 2014.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, May 6, 2014. To access the conference call, please dial (866) 963-1218 from the United States and Canada or (913) 312-9300 from outside the United States and Canada and use the conference ID 1853728. A financial results presentation and access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at www.vivint.com/en/investors/events.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.vivint.com/en/investors for 30 days following the call.

About Vivint

Vivint is a leading provider of home technology services. Vivint services are delivered through a technology-based platform that integrates a wide range of wireless features and components to provide simple, affordable home security, energy management, home automation, and solar solutions. In 2011, Vivint’s Home Automation package and Advanced Security package received a Consumers Digest “Best Buy” rating. Dedicated to protecting families, increasing energy efficiency, and simplifying lives, Vivint has over 13 years of experience and supports nearly 800,000 customers throughout the United States, Canada and New Zealand. For more information, visit the company’s website at www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call may include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors in addition to those discussed in “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities Exchange Commission, as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2013. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Certain Definitions

“Total Subscribers” means the aggregate number of active subscribers at the end of a given period

“RMR” means the recurring monthly revenue billed to a subscriber

“Total RMR” means the aggregate RMR billed for all subscribers

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period

“Attrition” means the aggregate number of canceled subscribers during a period divided by the monthly weighted average number of total subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation

“Net Subscriber Acquisition Cost” means the gross costs to generate and install a subscriber net of any fees collected at the time of the contract signing

“Last Quarter Annualized Adjusted EBITDA or “LQA Adjusted EBITDA” is calculated by multiplying Adjusted EBITDA for the most recent fiscal quarter by four. LQA Adjusted EBITDA is a common industry measure used to reflect the step-function in earnings during the sales season related to the subscribers generated from April to August. LQA Adjusted EBITDA, represents the ongoing earnings power of Vivint’s current subscriber base and is potentially a more relevant metric than LTM due to the recurring nature of the revenue and expected earnings

Contact:

Dale R. Gerard, Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Monitoring revenue	$124,554	$102,369
Service and other sales revenue	4,834	21,993
Activation fees	766	80

Total revenues	130,154	124,442

Costs and expenses:
Operating expenses	41,317	45,693
Selling expenses	25,579	20,608
General and administrative expenses	25,135	20,339
Depreciation and amortization	50,352	45,794

Total costs and expenses	142,383	132,434

Loss from operations	(12,229)	(7,992)

Other expenses (income):
Interest expense	35,640	25,873
Interest income	(552)	(280)
Other (income) expenses, net	(245)	350

Total other expenses	34,843	25,943

Loss before income taxes	(47,072)	(33,935)

Income tax expense (benefit)	208	(3,026)

Net loss	$(47,280)	$(30,909)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalants	$174,062	$261,905
Short-term investments—other	60,023	—
Restricted cash and cash equivalants	14,214	14,375
Accounts receivable, net	2,222	2,593
Inventories, net	44,352	29,260
Prepaid expenses and other current assets	19,745	13,870

Total current assets	314,618	322,003

Property and equipment, net	41,341	35,818
Subscriber contract costs, net	312,446	288,316
Deferred financing costs, net	57,192	59,375
Intangible assets, net	804,050	840,714
Goodwill	835,527	836,318
Restricted cash and cash equivalants, net of current portion	14,214	14,214
Long-term investments and other assets	31,698	27,676

Total assets	$2,411,086	$2,424,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,364	$24,004
Accrued payroll and commissions	30,813	46,007
Accrued expenses and other current liabilities	65,065	33,118
Deferred revenue	26,879	26,894
Current portion of capital lease obligations	4,455	4,199

Total current liabilities	167,576	134,222

Notes payable, net	1,761,843	1,762,049
Liability—contracts sold, net of current portion	2,057	—
Capital lease obligations, net of current portion	7,468	6,268
Deferred revenue, net of current portion	20,079	18,533
Other long-term obligations	4,359	3,905
Deferred income tax liabilities	8,868	9,214

Total liabilities	1,972,250	1,934,191

Total stockholders’ equity	438,836	490,243

Total liabilities & stockholders’ equity	$2,411,086	$2,424,434

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$23,241	$26,970
Net cash used in investing activities	(111,050)	(36,923)
Net cash provided by financing activities	140	13,045
Effect of exchange rate changes on cash	(174)	303

Net (decrease) increase in cash	(87,843)	3,395

Cash:
Beginning of period	261,905	8,090

End of period	$174,062	$11,485

Reconciliation of Non-GAAP Financial Measures

APX Group Holdings, Inc.

(In Millions)

(Unaudited)

	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended
	March 31,	March 31,	March 31,
	2014	2013	2014
Net loss	$(47.3)	$(30.9)	$(140.9)
Interest expense, net	35.1	25.6	122.5
Other (income) expense, net	(0.3)	0.4	(0.7)
Income tax expense (benefit)	0.2	(3.0)	6.8
Depreciation and amortization (i)	40.0	44.7	168.7
Amortization of capitalized creation costs	10.3	1.1	31.4
Non-capitalized subscriber acquisition costs (ii)	26.9	21.2	106.6
Non-cash compensation (iii)	0.5	0.2	2.1
Gain on 2GIG Sale (iv)	—	—	(46.9)
Transaction costs related to 2GIG Sale (v)	—	0.2	5.3
Other Adjustments	12.5	6.4	49.4

Adjusted EBITDA	$77.9	$65.9	$304.3

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
(iv)	Non-recurring gain on the 2GIG Sale.
(v)	Bonuses and transaction related costs associated with the 2GIG Sale.

Reconciliation of Non-GAAP Financial Measures

Vivint, Inc.

(In Millions)

(Unaudited)

	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended
	March 31,	March 31,	March 31,
	2014	2013	2014
Income (loss) from operations	(12.3)	(6.2)	(59.2)
Amortization of capitalized creation costs	10.3	1.1	31.4
Depreciation and amortization (i)	40.0	42.5	168.7
Non-capitalized subscriber acquisition costs (ii)	26.9	21.2	106.6
Non-cash compensation (iii)	0.5	0.2	2.1
Transaction costs related to 2GIG Sale (iv)	—	0.2	5.3
Other Adjustments	12.5	6.4	49.4

Adjusted EBITDA	77.9	65.4	304.3

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
(iv)	Bonuses and transaction related costs associated with the 2GIG Sale.

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing the Company’s revolving credit facility. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing the Company’s revolving credit facility.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

A reconciliation of Adjusted EBITDA to net loss included in this earnings release should be considered in addition to and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.